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EXHIBIT 99.2

RWD TECHNOLOGIES, INC.
Second Quarter 2002
Earnings Conference Call Script
Wednesday, July 24, 2002
11:00 am Eastern Daylight Time

        Coordinator:        Good morning, and thank you all for holding. I'd like to remind all participants that your lines have been placed on a listen-only mode until the question and answer portion of today's call. Also, that the call is being recorded at the request of RWD Technologies. If you should have an objection, you may disconnect at this time. At this time I'd like to turn the call over to RWD's general counsel, Mr. Mac MacLure. Sir, you may begin.

        M. MacLure:        Thank you, Tina. Good morning. This is Mac MacLure, General Counsel of RWD Technologies. Welcome to our conference call to report RWD's second quarter results. Participating in the call this morning are Dr. Robert W. Deutsch, our Chairman and Chief Executive Officer, who will provide some opening remarks concerning the company's second quarter results; and Beth Buck, RWD's Chief Financial Officer, who will review the company's second quarter financial results.

        Following the foregoing remarks, we will have a question and answer session. During the question and answer session, RWD's COO and the presidents of RWD's operating groups will also be available to participate in the call. They are Ken Rebeck, RWD's Chief Operating Officer; Dan Slater, President of the Performance Solutions Group; Dana Sohr, President of the Enterprise Systems Group; and Dr. David Yager, President of Latitude360.

        Before we begin, let me remind everyone that certain statements made during this call regarding the company's anticipated future results and other matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our good-faith estimates of future results. Obviously, actual results may differ. You can get additional information regarding forward-looking statements in our earnings press release and in our most recently filed 10-K and 10-Q's.

        We'll begin this morning's call with some opening remarks from Dr. Deutsch. Dr. Deutsch?

        R. Deutsch:        Thank you, Mac. After a loss of $0.64 per share in 2001, which was our first loss we have posted since 1991, I projected that RWD would have $0.20 per share earnings in 2002. It's turning out that I was two-thirds right. Our second quarter press release shows an $0.08 per share loss for the six-month period.

        Our three segments' reports show that Enterprise Systems and Performance Solutions were on target. Enterprise Systems had a $3 million increase in revenue, which was a 12.9% increase over 2001. Performance Solutions had a $1.2 million increase in revenue, which was a 5.8% increase over 2001; and Latitude360 had a decrease in revenue of $5.6 million, or a 34.1% decrease compared to 2001.

        If Latitude360 was able to sustain its 2001 revenues, we could have made our $0.20 per share projections for the year. As it is, we will fall short. Now, what's the problem with Latitude360? Over the past two years, RWD has invested over $5 million in what is now a successful development of University360, an e-learning systems, that will satisfy the training requirements of large global companies that have 50,000 or more employees.

        The composition of University360 is a number of components, including a learning management system, a learning content management system, collaboration software, virtual classroom software, mobile learning solution, and certification and testing software packages. These are pretty complex systems, and comparative to the ERP systems, they take very high-level IT personnel to put together. These components, some of which are owned by RWD, provide participants the best in breed software packages available, enabling clients to realize the benefits of superior training programs with proven software packages.

        Currently, Latitude360 has four contracts for hosting systems that have gone live over the past nine months. These are the American Institute of Certified Public Accountants, which has 340,000 members, of which right now about 24,000 are online; Memorial Sloan-Kettering Cancer Institute, with their 7300 employees; the Florida Space Research Institute, which is using it with student enrollment; and the Drug Information Association, which has 27,000 members.

        It is important to realize that Latitude360 has put together these four systems with different configurations, with zero deployment failures. Many organizations have tried to build e-learning systems and failed. There is a recent article by Dr. David Baccus, industry analyst and consultant, in which he states the current status of e-learning systems. I'm quoting from Dr. Baccus: "As recently as last year, SmartFour, Saba, SkillSoft, Centra, Docent, DigitalThink, and dozens of purveyors of LMS solutions dominated the industry. These vendors have struggled, and their reputations have been tarnished, owing to plunging market valuations, deployment failures, and a myriad of miscues. On the other hand, vendors with systems integration skills such as RWD's Latitude360, OneTouch, Knowledge Systems, Sun Microsystems and AF Kelly with EDS, now comprise the core of the industry. These companies started as technology companies before becoming learning tech vendors. They possess ten or more years of technology experience that extends far beyond learning technology. They deliver professionally supported, fully hosted platforms for large markets, or completely customized solutions for in-house corporation installations, with zero deployment failures."

        Now, we have not as yet made a sale of a complete University360 to the large companies, which are our primary client targets. We were almost certain we had two major sales by the second quarter of 2002, but both sales are on hold.

        The development cost for University360 has been about $5 million. I believe that this is a small price to pay for RWD to become a major player in the e-learning systems arena. University360 is a proven system that is priced competitively. Even if University360 fails to live up to my expectations, RWD will still get its investment back by continuing to install more versions of the four hosted systems that we operate today, as well as selling e-learning components that we own, such as a learning management system, a mobile training package, and a testing and certification package.

        That concludes my remarks. I think, as I said, the whole area of e-learning systems is a big one and, to be in it early, I think is very important. We have a proven system. It works. So I have every faith that it will break out rapidly, and I look at it as a domino effect: once a few major corporations go and buy it and use it and say it works well, the industry will be broken out.

        Before forming this company, I was involved in the nuclear power business, and when that started out, it was selling like one or two nuclear power plants for about three, four, five years, and then suddenly they jumped to like 43, and I think this e-learning systems area is very much like that. Once this thing starts to move, it will move fast, for the simple reason that these systems are better training, and they operate at less cost than conventional systems. That concludes my remarks.

        M. MacLure:        Thank you, Dr. Deutsch. Now Beth Buck will review RWD's financial results for the second quarter.

        B. Buck:        Thank you, Mac. RWD's revenue for the second quarter was $30 million, up approximately 3% from the $29.2 million reported in the first quarter. Included in these amounts are product sales and other revenues of approximately $3.7 million, and foreign revenues of $5 million. This represents a 65% increase in product sales, and a 35% increase in foreign revenues, from the same period last year. The foreign growth results from the contribution by our Canadian office and improved volume in our UK office provided by non-automotive clients in the Performance Solutions segment.

        During the quarter, we also added 35 new clients.    Gross profit was $3.5 million, or 12%, lower than the 14% reported for the same period last year, as a result of $1.9 million in amortization and product support costs for products released after the second quarter last year. Other items affecting the gross profit were severance costs and increases in other direct costs related to billable work. As part of the action plan to reduce operating costs initiated last fall, these items were offset by reductions in personnel costs, travel and conference expenses, bad debt expense, phone costs, and other miscellaneous operating expenses. Company-wide, utilization for billable staff was 66%.

        Selling and general and administrative expenses decreased by $414,000 when compared to Q2 of 2001, as a result of ongoing cost containment efforts. The drivers for cost reduction were principally personnel and personnel-related expenses. Last year's results also included goodwill amortization of approximately $178,000 for the quarter and $356,000 for the six-month period.

        Operating results for the quarter were a $3.2 million loss, and for the six- month period were a $4.6 million loss. Other income declined from $222,000 last year to $88,000 this year, primarily as a result of lower interest income. The after-tax loss for the quarter before the cumulative effect of the accounting change was $2.2 million, or a loss of $0.14 per share, bringing the year to date after-tax loss before accounting changes to $1.3 million or $0.08 per share. When compared to the same time frame last year, the results reflect the difficult business environment, reduced spending levels being experienced in the information technology industry, and product-related costs.

        During the quarter, the company completed its review and assessment of the impact of the Statement of Financial Accounting Standards No. 142s goodwill and Other Intangible Assets. The standard significantly changes the methods for evaluating the carrying value of goodwill, and specifies that goodwill will no longer be amortized, but instead, will be subject to periodic impairment testing under a fair-value approach. During the most recent quarter, RWD utilized outside appraisers to assess the goodwill that arose from a 1999 acquisition. The results of this review, as carried out under the new standard, was that the value was determined to be impaired for accounting presentation, and was reported in the financial statements effective January 1st, 2002, as a cumulative change in accounting principle. The impact of this write-off was $11.8 million, or a $0.77 per share charge. It's important to note this is a non-recurring, non-cash charge, and that the acquisition provided RWD with a pool of talented technical staff and our CertNet and ConferenceNet product line.

        At the operating group level, Performance Solutions achieved revenue of $11.5 million, which is a 10% improvement over the first quarter of the current year, and a 21% improvement when compared to the second quarter last year, despite the poor economy and longer sales cycle. These results include continuing work with clients in the railroad industry and automotive suppliers, along with work from six new clients, four of which are non-automotive. Diversification efforts are a key focus, with emphasis continuing on rail, e-learning, and tier-one automotive suppliers; plus marketing efforts to open doors in measurement and quality support services and in healthcare. The petrochemical business included here provided approximately $617,000 in revenue in the quarter. The Performance Solutions group represents 37% of corporate revenue for the quarter.

        Gross profit for this group was $2.7 million, representing 23% of revenue for this quarter, down slightly from the previous quarter at 25.7%. This reflects increased recruiting expenses for the expansion of work in the UK, and increased spending related to marketing and travel to secure new business. In addition, utilization changed slightly from Q1, to 75% in Q2, due to training and integration of new employees in the UK, along with the additional impact of holidays in the UK for the Queen's Jubilee. The headcount for this group grew by 15 this quarter, to a total of 299, in order to staff the increased level of work. These results compare quite favorably to Q2 last year, when gross profit was $1.2 million, and only 13% of revenue.

        Enterprise Systems provided 46% of the company's revenue for the second quarter of this year, at a level of $13.7 million. This is an increase of 7% over first-quarter revenue, and an increase of 8% over last year. Contributing to this growth is strong activity in the United States, growth in Germany and Canada, plus growth in product sales from approximately $2 million in Q1 to $2.8 million in Q2. In addition, there is increased activity resulting from our ongoing partnership relationships. Enterprise Systems added 22 new clients this quarter.

        Gross profit moved from 18% in the second quarter of last year to 23% in the current quarter. This improvement is a result of higher-level product sales and emphasis on controlling costs. Utilization for the period was 64%, and the headcount increased by 12 to 293.

        The joint venture with SAP in Singapore is maturing, and is approaching the break-even point on operations. Included in the quarter is revenue of $572,000. During the second quarter, Enterprise Systems released new versions of the InfoPak product for sale in Japan and Korea. SAP Learning Solutions has also expanded its reach to Malaysia and Japan, in addition to its operations in Australia and Singapore.

        Latitude360 provided $4.8 million in revenue, representing 16% of corporate results. Seven new clients were added during the quarter. Gross profit for this group was a negative $2.3 million, and includes product R&D, product support infrastructure costs, and amortization totaling $1.4 million. Going forward, additional spending in R&D and enhancements is being reduced until markets improve. Headcount dropped to 181, a reduction of 43 during the quarter, which resulted in severance costs of approximately $200,000. Last year at the end of second quarter, this group had a headcount of 293.

        The economic climate, long sales cycle, and slow investment in e-learning by the business community, have had a significant impact on the results. On a positive note, the service area, including e-learning content, conference hosting, pharmaceutical services, are showing some strength. And there is growing appreciation in the marketplace for the ability to provide systems integration.

        In the working capital management area, we continue to have a strong balance sheet. At June 30, cash and investments were essentially unchanged from the end of the first quarter, at $21.2 million, and the company's credit line was not in use. In addition, we are anticipating a tax refund of approximately $6 million as a result of the tax law changes in March for returns filed for 2001. We expect to receive these funds sometime during the next two months. The net operating losses for last year did not absorb all of the refund capability available to RWD, and our financial statements include additional tax benefits on the current operating losses.

        Day sales outstanding for accounts receivable and net unbilled were 77 days as of June 30th this year, compared to 83 days for the same period last year. During the first half of the year, we continued to emphasize our credit and collections procedures, and believe this has prevented some problems, and that it will influence our ability to successfully collect our accounts. Account balances over 90 days continue to be less than 10% of total outstanding. So far this year, we have limited our bad debt expense to less than $200,000, whereas last year we had incurred approximately $770,000 in the first half of the year. Our working capital ratio is strong, at four to one, as it was at the end of first quarter. Depreciation expense remains approximately $1.5 million. Capital expenditures in the quarter were approximately $300,000, down from one million in Q1 and down from $600,000 in Q2 of last year.

        Overall, RWD has been able to maintain a stable revenue quarter over quarter in an extremely tough economic environment, and has been able to reach new customers each quarter. Customers are being cautious and are slow in making decisions, and are looking at expenditures with a fast ROI.

        Each of the groups has a slightly different scenario to work through. Performance Solutions continues to have success in diversification efforts while maintaining the automotive business. Enterprise Systems is focusing on expansion into new areas geographically, strong partner relationships, and extension of the product line. Latitude360 is reaching out to the Fortune 1000 regarding the advantages in the University360 suite of products for their training needs.

        We believe the IT environment will continue to be challenging in the near term, and our efforts will be twofold: Strive to maintain our revenues, and continue our focus on bringing down our costs. Our previously announced goal of $0.20 per share for operating results does not appear to be achievable in the current environment, and we will be working hard to improve our profitability from its current state.

        This concludes my financial remarks.

        M. MacLure:        Thank you, Beth. Operator, at this point we would like to turn the call over to the listeners' questions.

        Coordinator:        Thank you. One moment, please. Our first question comes from Laura Letterman. You may ask your question.

        J. Shaefer:        Actually, this is Jenny Shaefer for Laura Letterman. Could you provide new full-year EPS guidance? Also, if you could speak to maybe third quarter guidance, top line and EPS? That would be great. Thanks.

        R. Deutsch:        At this time, as I mentioned in my remarks, we know we're not going to make $0.20. The question is, what's going to happen in the second half. At the present time, it looks like both Enterprise Systems and Performance Solutions will keep on growing. Latitude360 still has problems, so we're not quite sure. We're saying it will not make what we said for the year. The rest of the year, we're not quite sure what will happen.

        J. Shaefer:        In regard to Latitude360, you talked about the two potential sales for University360.

        R. Deutsch:        Yes.

        J. Shaefer:        Were those deals deferred until future quarters, or could we expect those later in the year?

        R. Deutsch        I'd say they're deferred, but it's hard to say what will happen in terms of sales of that nature, just because of the overall situation in the industry. There are a lot of other companies out there, and until we get a contract, we can't say we're going to get it.

        J. Shaefer:        Thank you.

        Coordinator:        Our next question comes from Glen Guard. Sir, you may ask your question.

        G. Guard:        Thanks. Glen Guard, Legg Mason, for George Price. I guess, start off with some housekeeping. Beth, I didn't catch all the numbers for the business units; if we could just start off with the three. Performance, I see six new clients, four non-auto clients—

        B. Buck:        You're correct.

        G. Guard:        —37% of total revenues. I've got utilization of 75%. And what was the gross margin again?

        B. Buck:        It was 23%.

        G. Guard:        Headcount of 299?

        B. Buck:        That's correct.

        G. Guard:        Enterprise Systems, I've got $13.7 million. I've got 22 new clients?

        B. Buck:        That's correct.

        G. Guard:        23% gross margin, and utilization of 64%?

        B. Buck:        That's correct.

        G. Guard:        Headcount of 293?

        B. Buck:        Yes.

        G. Guard:        And then—sorry, this is the last one here—Latitude360, I have seven new clients. I have headcount of 181.

        B. Buck:        That's correct.

        G. Guard:        What was the gross margin?

        B. Buck:        Revenue was $4.8 million, and the gross margin was a negative 2.3.

        G. Guard:        2.3%?

        B. Buck:        No, $2.3 million.

        G. Guard:        Oh, okay. Sorry. Thanks a lot. I guess just one more question then I'll let it go for someone else. It looks like revenues are going great in two of the three segments, progressing pretty well, although it looks like costs have really jumped. I know that you talked a little bit about that. It looks like they're spread out among a lot of different areas. Is there any one area where the costs just were much larger than maybe we were modeling, that maybe we should be looking at going forward?

        B. Buck:        One of the things that the company is spending funds on is some research and development, and also infrastructure costs for the products.

        G. Guard:        Do you have an amount maybe that you could kind of guide us to on what we should be modeling going forward for the rest of the year there?

        B. Buck:        It's not clear how much additional we'll be spending throughout the year. In the Latitude, we'll definitely be spending less.

        G. Guard:        Okay, great. I'll circle around. Thanks a lot.

        Coordinator:        Glen Guard, your line is open. You may ask your follow-up.

        G. Guard:        Okay, great. I'll keep going here. I guess a couple other just housekeeping. What was, for the whole company, what was the billable to total employee ratio?

        B. Buck:        66%.

        G. Guard:        Also, it looks like Daimler Chrysler posted some pretty good results this quarter. They are your largest client. How is business tracking with them, and also just in the auto sector in general?

        R. Deutsch:        Dan, do you want to answer that?

        D. Slater:        Yes, I can answer that, Glen. Daimler is probably going into their launch phase now, compared to where they were two years ago, so we see more work with Daimler Chrysler. The other auto companies are progressing, but they haven't turned a corner where they're spending more than they were two years ago. But we are still expanding within Daimler. We still do have work with Ford over in Europe, and once they get settled down, we see going back with Ford in the US.

        G. Guard:        Okay, great. One other issue, with your partnership with SAP. It looks like they posted pretty disappointing results this quarter. Are you seeing any impact from that with your business with them, or is everything still on track there?

        R. Deutsch:        Dana, you want to take care of that?

        D. Sohr:        Yes, I'll take that, Glen. We're on track with the relationship. We feel like we're increasing market share, even as the overall market is struggling. None of the ERP vendors, SAP included, is putting up great numbers at this point, but we're able to continue our growth through expanded market share. We see our competition withering in some places. We're doing some diversification into new geographies, as Beth mentioned, and also our product sales have come on pretty strong, and we're shooting for about 20% product sales for the year. So add all that up and we're able to do—we're delighted with the way we're doing, given the difficult state of software sales.

        G. Guard:        Okay, great. I guess, Beth, this is probably for you. As far as receivables, in terms of collections, operationally how does that work? Is it that the business units have their own sets of receivables, or do you manage that, or your team manages that?

        B. Buck:        We work together on that. The project manager is primarily responsible for the collection efforts, but business operations group assists in terms of credit review procedures up front and helping to set the parameters for how large of a balance can be outstanding, and then the two teams work together to complete the task.

        G. Guard:        I guess that's about it. I appreciate your time. Thanks.

        Coordinator:        At this time I'm showing no further questions.

        M. MacLure:        Thank you. Since there are no further questions, we're going to conclude our conference call. We appreciate you joining us for this call. We look forward to speaking with you again when we release our results for the third quarter.

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  EXHIBIT 99.2